UNICOM/PECO MERGER APPROVED AT ANNUAL MEETING
      Merger Will Create One of Nation's Largest Utilities

CHICAGO--Shareholders of Unicom Corporation today voted to approve the merger of Unicom Corporation with Philadelphia-based
PECO Energy Company.

     Pending regulatory approvals, the merger will create one of the largest utilities in the country with approximately five million customers, annual revenues in excess of $12 billion, and combined assets of approximately $36 billion.

     Shareholders representing 77.5 percent of Unicom's 176.5 million shares outstanding, voted in favor of the merger at the annual meeting of Unicom Corporation held today. Approximately 95 percent of shareholders casting votes were in favor of the merger.

     Shareholders of PECO Energy approved the merger yesterday with 97 percent casting votes in favor of the merger.

     The companies still must secure approval from the Nuclear
Regulatory Commission and the Securities and Exchange Commission before closing the merger. The completion of the merger is expected to occur during the second half of 2000.

     "We are pleased that our shareholders share our vision of creating the most recognized and admired utility services company in the world," said Unicom Chairman, President and CEO John W. Rowe. "The completion of this merger will establish the base from which we will build a leading energy delivery business and establish ourselves as a significant competitor in the emerging retail energy marketplace."

     The new holding company, Exelon Corporation, will be:

       - One of the nation's largest electric utilities, with a customer base of approximately five million.
       - The largest nuclear operator in the United States, with approximately 16,500 megawatts of nuclear capacity.

       -    The third largest commercial nuclear fleet in the world.
       - A top-tier power generator, with an energy portfolio that nearly doubles that of either Unicom or PECO Energy alone.
       -    A leader in the growing power marketing business.


     Company officials expect Exelon to achieve annual cost savings of approximately $100 million in the first year after the merger, growing to approximately $180 million by the third year. Based on these savings alone, the merger will be accretive in the first year after closing.

     The merger is expected to deliver 10 percent average annual growth in earnings per share, an immediate increase in earnings, and an annual dividend of $1.69 per share, according to officials.

     Exelon's corporate headquarters will be based in Chicago, with generation and power marketing headquarters in the Philadelphia region. ComEd and PECO Energy distribution operations will continue to maintain their headquarters in Chicago and Philadelphia, respectively.

     Corbin McNeill, Chairman, President and CEO of PECO Energy, and Rowe will serve as co-chief executive officers of the new holding company for a transition period lasting until December
31, 2003.